Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276281

Lord Abbett Corporate Opportunities Fund

Lord Abbett Credit opportunities Fund

Lord Abbett flexible Income fund

Lord Abbett Municipal Opportunities Fund

(each, a “Fund” and collectively, the “Funds”)

Supplement dated August 13, 2025

to the Statements of Additional Information (“SAIs”) for the Funds

The Board has appointed Sharon French to serve on the Board effective August 13, 2025, as an independent Trustee of the Funds. Ms. French will also serve as a member and Chair of the Audit Committee and a member of the Nominating and Governance Committee.

Effective August 13, 2025, the following information about Sharon French is added to the corresponding sections under “Management of the Fund – Trustees”:

Name (Year of Birth)	Position Held (Length of Time Served)	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held During Past 5 Years
Independent Trustees
Sharon French (1965)	Trustee (since 2025)	President and CEO of SunAmerica Asset Management, LLC and AIG Life & Retirement Funds (2019–2021).	4	Board member of BNY/Newton Investment Management (2021–Q4 2025); Board member of Seasons Series Trust (2019–2021); Board member of SunAmerica Series Trust (2019–2021).

Qualifications of Trustees

Independent Trustees:

  Sharon French. Board tenure with the Funds (since August 2025), President and CEO of SunAmerica Asset Management, LLC and AIG Life & Retirement Funds (2019–2021), Executive Vice President and Head of Beta Solutions at Oppenheimer Funds (2016–2019), President of F-Squared Capital, LLC (2013–2015), and Managing Director at BlackRock (2009–2012), financial services industry experience, chief executive officer experience, corporate governance experience, and civic/community involvement.

Capitalized terms used in this Supplement shall, unless otherwise defined herein, have the same meaning as given in the Prospectuses and/or SAIs.

Please retain this document for your future reference.